Exhibit 2.1

SECOND AMENDMENT OF PURCHASE AND SALE AGREEMENT
This Second Amendment of Purchase and Sale Agreement (the “Amendment”) dated June 27, 2013, but effective as of June 5, 2013, is made by and among Gastar Exploration Texas, LP (“Seller”), Gastar Exploration USA, Inc. (“Seller Guarantor”) and Cubic Energy, Inc. (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

WHEREAS, the Parties and Seller Guarantor executed a Purchase and Sale Agreement (the “Original PSA”) on April 19, 2013; and

WHEREAS, the Parties and Seller Guarantor amended the Original PSA through that certain First Amendment of Purchase and Sale Agreement dated June 11, 2013 (the “First Amendment”) (the Original PSA as amended by the First Amendment is hereinafter referred to as the “PSA”). Capitalized terms used but not defined herein shall have the meanings given such terms in the PSA. All references to “Section” are references to sections in the PSA.

WHEREAS, the undersigned desire to further amend the PSA as provided herein by executing this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Amendment, the benefits to be derived by each party hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and Seller Guarantor agree as follows.

1.	PSA Amendment.

(a)	Section 9.01 of the PSA is hereby amended by deleting the words, “June 28, 2013” and replacing such words with “July 12, 2013”.

2.	Confirmation. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

3.	Amendment. This Amendment may be amended only by an instrument in writing executed by all Parties.

4.
Entire Agreement. This Amendment, the PSA, the Confidentiality Agreement, and the documents to be executed pursuant hereto and thereto, and the exhibits and schedules attached hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Amendment or the PSA shall be binding unless executed in writing by the Parties and specifically referencing this Amendment and the PSA as being supplemented, amended, altered, modified, waived or terminated.

5.
Miscellaneous: Capitalized terms used, but not defined herein, shall have the meanings given to those terms in the PSA. As amended above, the PSA shall continue in full force and effect. Sections 14.07 (No Third Party Beneficiaries), 14.08 (Assignment), 14.09 (Governing Law),

14.10 (Notices), 14.11 (Severability), 14.12 (Counterparts) of the PSA shall apply to this Amendment as if set forth in full in this Amendment, mutatis mutandis.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

GASTAR EXPLORATION TEXAS, LP

By:	GASTAR EXPLORATION TEXAS LLC

By:	GASTAR EXPLORATION USA, INC.

By: /s/ Henry J. Hansen
Name:    Henry J. Hansen
Title:    Vice President, Land

CUBIC ENERGY, INC.

By: /s/ Calvin A. Wallen, III
Name:    Calvin A. Wallen, III
Title:    President

GASTAR EXPLORATION USA, INC.
(solely for the purpose of acknowledging this Amendment)

By: /s/ Henry J. Hansen        _____
Name:    Henry J. Hansen
Title:    Vice President, Land